EXHIBIT 21.1

MERITAGE HOMES CORPORATION

LIST OF SUBSIDIARIES

State of Organization	Legal Entity
Arizona	Meritage Homes of Arizona, Inc.
Arizona	Meritage Paseo Crossing, Inc.
Arizona	Meritage Homes Construction, Inc.
Arizona	Meritage Paseo Construction, LLC
Arizona	Meritage Homes of Colorado, Inc.
Arizona	Meritage Homes of Nevada, Inc.
Arizona	MTH-Cavalier, LLC
Arizona	MTH Golf, LLC
Arizona	Meritage Homes Operating Company, LLC
Arizona	Meritage Homes of Texas, LLC
Arizona	Meritage Homes of Texas Holding, Inc.
Arizona	WW Project Seller, LLC
Arizona	Meritage Homes of the Carolinas, Inc.
Arizona	Meritage Homes of Tennessee, Inc.
California	Meritage Homes of California, Inc.
California	California Urban Homes, LLC
Florida	Meritage Homes of Florida, Inc.
Florida	Meritage Homes of Florida Reality, LLC
Texas	Meritage Holdings, L.L.C.
Texas	Meritage Homes of Texas Joint Venture Holding Company, LLC
Texas	Carefree Title Agency, Inc.
Delaware	M&M Fort Myers Holding, LLC